Exhibit 99.1

CONTACT:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ADOPTS RIGHTS AGREEMENT

BOCA RATON, Fla., October 30, 2012 — Office Depot, Inc. (the “Company”) (NYSE: ODP), a leading global provider of office supplies and services, today announced that effective October 24, 2012, the Board of Directors of Office Depot, Inc. (the “Company”) approved a Rights Agreement and declared a dividend distribution of one preferred stock purchase right for each outstanding share of Company Common Stock. Each right initially represents the right to purchase 1/5,000th of a share of Company preferred stock at $11.50. Also, initially, these purchase rights will not be exercisable and will trade with the shares of the Company’s Common Stock. The Rights Agreement will expire on October 23, 2013.

The rights will be exercisable if a person or a group, without Board approval, acquires 15% or more of the Company’s Common Stock, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will have the right to receive, upon exercise, shares of Company Common Stock having a value equal to two times the exercise price of the right. In addition, after a person has become an acquiring person, if the Company is involved in a merger or other business combination transaction with another person after which its Common Stock does not remain outstanding, then each holder of a right shall thereafter have the right to receive, upon exercise, common stock or other equity interest of the ultimate parent of such other company having a value equal to two times the exercise price of the right.

The Rights Agreement is designed to protect all stockholders of the Company against potential acquirers who may seek to take advantage of the Company and its stockholders through coercive and unfair tactics aimed at gaining control of the Company without paying all stockholders a full and fair price. The Board believes that the Rights Agreement will enable all stockholders to realize the long-term value of their investment by safeguarding the Board’s ability to continue to evaluate and take actions that are designed to create value for all stockholders.

The Company intends to seek stockholder approval of the Rights Agreement.

Further details of the Rights Agreement are included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

About Office Depot

Office Depot provides office supplies and services through 1,675 worldwide retail stores, a field sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.5 billion, employs about 39,000 associates and serves customers in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.